As filed with the U.S. Securities and Exchange Commission on October 30, 2023
Registration No. 333-262052
333-181954

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-262052
Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-181954

UNDER
THE SECURITIES ACT OF 1933

Fiesta Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	90-0712224
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14800 Landmark Boulevard, Suite 500 Dallas, Texas (Address of Principal Executive Offices)	75254 (Zip Code)

Fiesta Restaurant Group, Inc., 2021 Stock Incentive Plan
Fiesta Restaurant Group, Inc., 2012 Stock Incentive Plan
(Full title of the plans)

Dirk Montgomery
President and Chief Executive Officer
Fiesta Restaurant Group, Inc.
14800 Landmark Boulevard, Suite 500
Dallas, Texas 75254
(972) 702-9300
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Tim Cruickshank, P.C.
Mathieu Kohmann
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions taken in the interim):

•
Registration Statement No. 333-262052 filed with the SEC on January 7, 2022, registering the offer and sale of up to 2,000,000 shares of Common Stock issuable pursuant to the Company’s 2021 Stock Incentive Plan; and

•
Registration Statement No. 333-181954 filed with the SEC on June 7, 2012, registering the offer and sale of up to 3,300,000 shares of Common Stock issuable pursuant to the Company’s 2012 Stock Incentive Plan.

On August 6, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Fiesta Holdings, LLC, a Delaware limited liability company (“Parent”), and Fiesta Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on October 30, 2023, Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent.

The Company, by filing these Post-Effective Amendments, terminates the effectiveness of the Registration Statements and deregisters any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements. These filings are made in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on August 7, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 30th day of October, 2023.*

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	President, Chief Executive Officer and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)
* No other person is required to sign the Post-Effective Amendment the Registration Statement on Form S-8 (Reg. No. 333-181954) in reliance upon Rule 478 under the Securities Act of 1933, as amended.